Exhibit 99.2
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                                                 Stanley Furniture Company, Inc.
                                               Quarterly Income Statement Analysis
                                                         (In Thousands)
                                                           (unaudited)


                                                 2003                                              2004
                           ------------------------------------------------   ------------------------------------------------

                           1st Qtr   2nd Qtr   3rd Qtr   4th Qtr     Year     1st Qtr   2nd Qtr   3rd Qtr   4th Qtr     Year
                           -------   -------   -------   -------   --------   -------   -------   -------   -------   --------
Net Sales ................ $62,348   $62,503   $66,360   $74,052   $265,263   $71,520   $72,223   $78,803   $83,269   $305,815

Cost of Sales ............  47,726    47,938    50,719    57,027    203,410    54,299    53,977    59,389    62,509    230,174

  Gross Profit ...........  14,622    14,565    15,641    17,025     61,853    17,221    18,246    19,414    20,760     75,641
   % of Net Sales ........    23.5%     23.3%     23.6%     23.0%      23.3%     24.1%     25.3%     24.6%     24.9%      24.7%

S,G&A ....................   8,513     8,400     9,170     9,554     35,637     9,417     9,539    10,636    11,361     40,953
  % of Net Sales .........    13.7%     13.4%     13.8%     12.9%      13.4%     13.2%     13.2%     13.5%     13.6%      13.4%

  Operating Income .......   6,109     6,165     6,471     7,471     26,216     7,804     8,707     8,778     9,399     34,688
   % of Net Sales ........     9.8%      9.9%      9.8%     10.1%       9.9%     10.9%     12.1%     11.1%     11.3%      11.3%

Other Income, net ........     (42)      (47)      (61)      (53)      (203)      (53)      (42)      (50)      (43)      (188)

  EBIT ...................   6,151     6,212     6,532     7,524     26,419     7,857     8,749     8,828     9,442     34,876

Interest Expense .........     711       660       698       679      2,748       626       577       584       556      2,343

  EBT ....................   5,440     5,552     5,834     6,845     23,671     7,231     8,172     8,244     8,886     32,533

Income Tax Expense .......   1,974     2,016     2,118     2,413      8,521     2,624     2,961     2,959     3,200     11,744

Net income ............... $ 3,466   $ 3,536   $ 3,716   $ 4,432   $ 15,150   $ 4,607   $ 5,211   $ 5,285   $ 5,686   $ 20,789
                           =======   =======   =======   =======   ========   =======   =======   =======   =======   ========

Diluted Earnings Per Share    0.52      0.53      0.59      0.70       2.34      0.71      0.80      0.81      0.86       3.17
                           =======   =======   =======   =======   ========   =======   =======   =======   =======   ========

Weighted Average Shares ..   6,679     6,628     6,318     6,322      6,462     6,449     6,515     6,550     6,642      6,549
                           =======   =======   =======   =======   ========   =======   =======   =======   =======   ========

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